Cold-EEZE® Announces Launch of NEW Cold-EEZE® Cold Remedy Daytime/Nighttime QuickMelts® and achieves Nationwide Product Distribution

Find Relief Day and Night with Specially Formulated QuickMelts®

Doylestown, PA (July 2, 2012) – ProPhase Labs, Inc. (NASDAQ: PRPH), makers of Cold-EEZE Cold Remedy, a leader in over-the-counter (OTC) homeopathic cold remedies, continues to pioneer the category as they launch their first-ever Cold-EEZE Cold Remedy Daytime/Nighttime QuickMelt tablets.

Each QuickMelt tablet dissolves quickly in your mouth without water and delivers the same amount of cold remedy (active ingredient zinc gluconate) found in the best-selling, clinically proven and #1 pharmacist recommended Cold-EEZE Lozenges. The Daytime QuickMelt tablets shorten your cold and are non-drowsy. The Nighttime QuickMelt tablets are a combination product formulated to shorten your cold and also help you fall asleep faster, naturally. The Nighttime QuickMelt tablets contain Natural Extra Strength Chamomile and Melatonin and are non-habit forming. Each package comes with 18 Daytime QuickMelt tablets and 6 Nighttime QuickMelt tablets.

“Our new Cold-EEZE Daytime/Nighttime QuickMelts are an exciting new way to provide relief to our consumers,” says Ted Karkus, Chairman and Chief Executive Officer of ProPhase Labs. “Following the popularity of our Cold-EEZE Lozenges and Cold-EEZE Oral Spray, we felt the next step was to offer our consumers a cold remedy product that provides nighttime relief. Retailers have responded positively and aggressively in accepting our new product introduction. Our QuickMelts will be sold through nearly all national retailer that carries our Cold-EEZE Lozenges.”

In addition to the QuickMelts’ nationwide availability, the Cold-EEZE Oral Spray has gone from an initial distribution in the 2011/2012 cough & cold season to full national distribution for the upcoming 2012/2013 cough & cold season. Two sprays deliver the same amount of cold remedy (active ingredient zinc gluconate) as in one Cold-EEZE Lozenge. The recommended two sprays per usage offer 13.3 mg of zinc gluconate and each bottle contains at least 45 doses (90 sprays), providing excellent value.

Cold-EEZE Cold Remedies should be taken at the onset of symptoms and should also be taken whenever you have a cold or cold symptoms. For more information, visit http://www.coldeeze.com.

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer and manufacturer of the Cold-EEZE® family of lozenges clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies.

ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE Lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories LLC ("Phusion").  Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds.  Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust OTC distribution channels. For more information visit us at www.ProPhaseLabs.com.

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Press Only Contact	Investor Contact
Ilisa Wirgin/Jenny Miranda	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 999-5585	(215) 345-0919 x 0